Exhibit 10.3

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made this 21st day of May, 2013, by and between PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Company”), and Virginia E. Shanks, an individual (“Executive”), with respect to the following facts and circumstances:

RECITALS

The Company and Executive entered into an Employment Agreement dated November 29, 2011, effective November 15, 2011 (the “Agreement”) with Executive having a base salary of Four Hundred Fifty Thousand Dollars ($450,000) per year.

On December 14, 2011, the Company and Executive entered into a First Amendment to the Agreement, which increased Executive’s base salary to Four Hundred Sixty-Five Thousand Dollars ($465,000) per year, effective January 1, 2012.

On May 20, 2013, the Compensation Committee of the Board of Directors of the Company increased Executive’s base salary to Six Hundred Thousand Dollars ($600,000) per year, effective May 21, 2013.

On May 21, 2013, the Board of Directors elected Executive as the Executive Vice President and Chief Administrative Officer and Executive’s duties and responsibilities will change in conjunction with this new title to reflect her new responsibilities as Chief Administrative Officer of the Company.

The Company and Executive desire to amend the Agreement to reflect Executive’s new salary and title.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

AMENDMENTS

1. Section 1.1 of the Agreement is amended and restated to read as follows:

“Section 1.1 Employment. The Company agrees to engage Executive in the capacity as Executive Vice President and Chief Administrative Officer of the Company, and Executive hereby accepts such engagement by the Company upon the terms and conditions specified below.”

2. Section 2.1 of the Agreement is amended and restated to read as follows:

“2.1 Duties. Executive shall perform all the duties and obligations generally associated with the position of Executive Vice President and Chief Administrative Officer subject to the control and supervision of the Company’s Chief Executive Officer, and such other executive duties consistent with the foregoing as may be assigned to her from time to time by the Company. Executive shall perform the services contemplated herein faithfully, diligently, to the best of her ability and in the best interests of the Company. Executive shall at all times perform such services in compliance with, and to the extent of her authority, shall to the best of her ability cause the Company to be in compliance with, any and all laws, rules and regulations applicable to the Company of which Executive is aware. Executive shall, at all times during the Term, in all material respects adhere to and obey any and all written internal rules and regulations governing the conduct of the Company’s employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.”

3. Article 3, Section 3.1 of the Agreement (Compensation) is hereby deleted in its entirety and replaced with the following new Article 3, Section 3.1:

“3.1 Base Salary. In consideration for Executive’s services hereunder, the Company shall pay Executive an annual base salary at the rate of Six Hundred Thousand Dollars ($600,000.00) per year during each of the years of the Term; payable in accordance with the Company’s regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings).”

4. Article 6, Section 6.4 of the Agreement (Termination for Good Reason) is hereby deleted in its entirety and replaced with the following new Article 6, Section 6.4:

“6.4 Termination by Executive for Good Reason. Executive may terminate her employment under this Agreement on thirty (30) days prior notice to the Company for good reason (“Good Reason”). For purposes of this Agreement, “Good Reason” shall mean and be limited to (i) a material breach of this Agreement by the Company (including without limitation the assignment to Executive of duties materially inconsistent with her status as Chief Administrative Officer of the Company), or any material reduction in the authority, duties or responsibilities of Executive; (ii) any relocation of her or its principal place of business outside the greater Las Vegas metropolitan area (without Executive’s consent); (iii) a material reduction by the Company in Executive’s then Base Salary or Bonus targets, a material reduction in other benefits (except as such benefits may be changed or reduced for other senior executives), or the failure by the Company to pay Executive any material portion of her current compensation when due; or (iv) following a Change in Control, (A) the failure of any acquiring or successor company, or, if the acquiring or successor company is a subsidiary of another company, the failure of the highest-level parent of the acquiring or successor company, to enter into an agreement naming Executive as the Chief Marketing Officer of the acquiring or successor company, or of the highest-level parent, as the case may be; or (B) Executive’s termination for Good Reason from the Company and any parent entity or termination without cause by the Company and any parent entity within eighteen (18) months of a Change in Control. Notwithstanding the foregoing, except with respect to a termination by Executive following a Change in Control, Executive’s resignation shall not be treated as a resignation for Good Reason unless (a) Executive notifies the Company (including any acquiring and/or successor company) in writing of a condition constituting Good Reason within thirty (30) days following Executive’s becoming aware of such condition; (b) the Company fails to remedy such condition within thirty (30) days following such written notice (the “Remedy Period”); and (c) Executive resigns within thirty (30) days following the expiration of the Remedy Period. Further, in the event that Executive resigns for Good Reason and within two years from such date accepts employment with the Company, any acquirer or successor to the Company’s business or any affiliate, parent, or subsidiary of either the Company or its successor, then Executive will forfeit any right to severance payments hereunder and will reimburse the Company for the full amount of such payments received by Executive within thirty (30) days of accepting such employment.”

5. Except as modified herein, all other terms of the Agreement shall remain in full force and effect. In the event of a conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall apply. No modification may be made to the Agreement or this Amendment except in writing and signed by both the Company and Executive.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed this 21st day of May, 2013.

EXECUTIVE	PINNACLE ENTERTAINMENT, INC.

/s/ Virginia E. Shanks	By:	/s/ Anthony M. Sanfilippo
Virginia E. Shanks		Anthony M. Sanfilippo,
Chief Executive Officer